Exhibit 99.1

FOR IMMEDIATE RELEASE

August 12, 2026

Toppoint Holdings Inc. Reports Second Quarter 2026 Financial Results

Revenue Up 17% Year-Over-Year to $4.6 Million; Net Loss Narrows 80%; Gross Margin Returns to 8% as Mix Shift Toward Import and Metal Takes Hold

NORTH WALES, PA, Aug. 12, 2026 (GLOBE NEWSWIRE) -- Toppoint Holdings Inc. (NYSE American: TOPP), a truckload services and solutions provider focused on the recycling export supply chain, today reported financial results for the second quarter and six months ended June 30, 2026.

Second Quarter 2026 Highlights

●	Revenue of $4.6 million, up 17% from $4.0 million in Q2 2025

●	Gross profit of $377,517 — an 8% gross margin, compared to a gross loss of $(27,931) in the prior-year quarter

●	Net loss narrowed 80% to $306,711, or $(0.01) per share, from $1,531,523, or $(0.09) per share, in Q2 2025

●	Loss from operations improved 79% to $340,626 from $1,589,113

●	General and administrative expenses down 54% year-over-year to $718,143

●	Import revenue up 32.8%; Metal revenue up 29.7%; Waste Paper returned to growth, up 6.9%

●	Completed a $4.15 million private placement in June 2026, ending the quarter with $4.7 million in cash

“The second quarter validated the strategy we have been executing for the past several years. We grew revenue 17% while total costs actually declined, and we returned to positive gross margin — a direct result of shifting our mix toward higher-value import and metal loads and taking price where the market supported it. Just as importantly, we moved 17% more revenue on essentially flat load volume, which speaks to the operating discipline our team has built. With a strengthened balance sheet following our June private placement, we are positioned to invest in the equipment and market expansion that will carry this momentum into the back half of the year.”

— Hok C. Chan, Chief Executive Officer, Toppoint Holdings Inc.

Second Quarter Revenue

Revenue for the three months ended June 30, 2026 was $4,640,068, an increase of $671,144, or 17%, from $3,968,924 in the prior-year quarter. Growth was driven by expansion into new markets, continued strength in the import vertical, and service price increases implemented in response to market conditions.

Import revenue rose 32.8% to $1,635,998 from $1,231,751, reflecting a shift toward higher-value loads and improved rates on import container movements, combined with increased volume enabled by new, versatile equipment capable of handling additional import containers.

Metal revenue increased 29.7% to $606,267 from $467,353. Growth reflects higher customer production volumes alongside strong global demand for recycled non-ferrous material, with elevated commodity prices and constrained domestic outlets continuing to support export flows.

Waste Paper revenue returned to year-over-year growth, rising 6.9% to $2,225,573 from $2,082,560, driven by improved load pricing per order on stronger export demand.

Log revenue was $139,125, up 6.5% from $130,605, with stable customer volumes and revenue per load supported by higher fuel surcharges. Plastic revenue was $33,105, down 41.6% from $56,655, reflecting continued contraction in export markets for recovered plastics. Plastics remain a non-core vertical representing an immaterial portion of total revenue.

Margin and Operating Expense Performance

Cost of revenue for the second quarter was $4,262,551, up 7% from $3,996,855 in the prior-year quarter — well below the 17% revenue growth rate. As a result, gross profit improved to $377,517 from a gross loss of $(27,931), and gross margin expanded to 8% from (0.7)%.

General and administrative expenses decreased 54%, or $843,039, to $718,143 from $1,561,182. The reduction primarily reflects lower professional fees and the absence of $985,550 in stock-based compensation recognized in the second quarter of 2025.

Total costs and expenses declined 10% year-over-year to $4,980,694 from $5,558,037, producing a loss from operations of $340,626 — a 79% improvement from $1,589,113 in the prior-year quarter.

Other income, net was $33,915 for the quarter, compared to a net expense of $(51,228) in Q2 2025, driven by $88,472 of interest income and a reduction in interest expense to $54,557 from $152,087.

Net loss for the second quarter of 2026 was $306,711, or $(0.01) per basic and diluted share, compared to a net loss of $1,531,523, or $(0.09) per share, in the second quarter of 2025.

Six-Month Results

For the six months ended June 30, 2026, revenue was $8,747,011, an increase of 12% from $7,780,534 in the prior-year period. Import revenue rose 44.8% to $3,045,081 and Metal revenue rose 72.1% to $1,171,914, more than offsetting an 8.1% decline in Waste Paper revenue to $4,290,590.

Gross profit for the six-month period was $210,404, up 156% from $82,202. Total costs and expenses were essentially flat at $9,801,706 versus $9,776,764, as a 39% reduction in general and administrative expenses offset higher cost of revenue. Net loss for the first half of 2026 narrowed 54% to $960,443, or $(0.05) per share, from $2,059,997, or $(0.12) per share.

Operational Metrics

Total loads completed (NLC) for the six months ended June 30, 2026 were 10,667, compared to 10,836 in the prior-year period — a decline of 1.6%. Notably, revenue grew 12% on this modestly lower load count, reflecting a deliberate shift in volume mix toward higher-revenue-per-load verticals:

●	Import loads increased 25.3% to 3,478, now representing 32.6% of total NLC (up from 25.6%)

●	Metal loads increased 58.0% to 1,278, now representing 12.0% of total NLC (up from 7.5%)

●	Waste Paper loads declined 17.6% to 5,695 as new domestic containerboard capacity absorbed a greater share of recovered fiber

The Company notes that a portion of the import volume increase reflects customers advancing inbound shipments ahead of anticipated tariff changes, and does not expect that activity to recur at the same level. Import customer acquisition remains a strategic priority.

Balance Sheet and Liquidity

As of June 30, 2026, Toppoint had cash of $4,698,480, compared to $1,202,395 at December 31, 2025. Total assets were $13,898,430 and total shareholders’ equity was $11,791,115, up from $10,995,741 and $8,621,558, respectively, at year-end 2025. Total liabilities decreased to $2,107,315 from $2,374,183.

On June 8, 2026, the Company closed a private placement of 5,000,000 shares of common stock at $0.83 per share, generating gross proceeds of $4,150,000 and net proceeds of $4,130,000. Proceeds are intended for general corporate and working capital purposes. Shares outstanding at June 30, 2026 were 24,700,000.

Net cash used in operating activities for the six-month period improved to $918,415 from $1,139,576 in the prior-year period. The Company also holds $5.0 million in loan receivables, of which approximately $2.0 million is expected to be collected in 2026 and applied to operations.

Business Outlook

Toppoint continues to pursue geographic and vertical expansion. Building on its entry into Houston, Texas in 2025, and prior expansion into Tampa, Jacksonville, and Miami, FL, Baltimore, MD, and Ensenada, Mexico, the Company intends to explore international opportunities in Latin America, including Chancay, Peru, in the near future.

Management expects continued benefit from its equipment strategy, which permits double usage of a single container across import and export movements — reducing idle time, improving asset utilization, and strengthening the Company’s competitive position in high-volume port operations. Toppoint’s proprietary AI-enabled logistics software continues to support dispatch efficiency and load tracking across the export drayage vertical.

About Toppoint Holdings Inc.

Toppoint Holdings Inc. (NYSE American: TOPP) is a truckload services and solutions provider focused on the recycling export supply chain. The Company is a key player in the New Jersey and Pennsylvania regional trucking market for waste paper, and also transports scrap metal and wooden logs from large waste companies, recycling centers, and commodity traders to the ports of Newark, NJ and Philadelphia, PA. Toppoint additionally provides import transportation services at these ports and has expanded into markets including Tampa, Jacksonville, and Miami, FL; Baltimore, MD; Ensenada, Mexico; and Houston, TX. The Company is incorporated in Nevada and headquartered in North Wales, Pennsylvania.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the Company’s plans, expectations, expansion strategy, anticipated collections on loan receivables, and financial outlook. Actual results may differ materially from those anticipated due to factors including changes in market conditions, tariff and trade policy developments, commodity price volatility, port congestion, fuel costs, competitive dynamics, the Company’s ability to collect on outstanding loan receivables, liquidity constraints, previously disclosed material weaknesses in internal control over financial reporting, and other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed March 25, 2026 and its Quarterly Report on Form 10-Q for the period ended June 30, 2026. Toppoint undertakes no obligation to update or revise any forward-looking statements except as required by law.

Investor Relations Contact

Toppoint Holdings Inc.

1250 Kenas Road, North Wales, PA 19454

Phone: 551-866-1320

NYSE American: TOPP

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